EXHIBIT 5.1

July 25, 2011

SuperGen, Inc.

4140 Dublin Boulevard, Suite 200

Dublin, CA  94568

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 25, 2011 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 250,000 shares of your Common Stock reserved for issuance under the 2008 Employee Stock Purchase Plan (the “ESPP”) and 2,237,976 shares reserved for issuance upon exercise of stand-alone assumed Astex options (the “Assumed Options”).  The aggregate of 2,487,976 shares of Common Stock reserved under the ESPP and for issuance upon exercise of the Assumed Options are referred to hereinafter as the “Shares.”

As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the ESPP and upon exercise of the Assumed Options.

It is our opinion that, when issued and sold in the manner referred to in the ESPP and upon exercise of the Assumed Options and pursuant to the agreements which accompany the ESPP and the Assumed Options, the Shares issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati